Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2019 Equity Incentive Plan and the 2021 Employee Stock Purchase Plan of SELLAS Life Sciences Group, Inc. (the “Company”), of our report dated March 23, 2021 relating to the consolidated financial statements of the Company, which report appears in the Annual Report on Form 10-K of the Company for the year ended December 31, 2020.

/s/ Moss Adams LLP

San Francisco, California

August 13, 2021